Exhibit 99.1

Gaming Partners International Corporation Reports Financial Results
For the Second Quarter and First Six Months of 2011

Las Vegas, Nevada, August 15, 2011– Gaming Partners International Corporation (Nasdaq: GPIC), a leading worldwide provider of casino currency and table gaming equipment, today announced financial results for the second quarter and six months ended June 30, 2011.

For the second quarter of 2011, the Company posted revenues of $14.8 million and net income of $0.9 million, or $0.11 per basic and diluted share. These results compare to revenues of $19.9 million and net income of $2.7 million, or $0.33 per basic share and $0.32 per diluted share, for the second quarter of 2010. Gross profit for the second quarter of 2011 was $4.6 million, or 31% of revenues, compared to $8.6 million, or 43% of revenues, for the prior year quarter.

The decrease in revenue for the second quarter of 2011, compared to the same prior year period, was due to the significant sales recorded in the second quarter of 2010 to casinos in Pennsylvania, Delaware, and West Virginia, offset by the recognition of $1.0 million in revenue in the second quarter of 2011 from the installation of RFID hardware and software solutions at the Galaxy Macau casino, as well as expanded software maintenance activity.

For the first six months of 2011, the Company posted revenues of $32.6 million and net income of $2.6 million, or $0.32 per basic and diluted share. These results compare to revenues of $30.9 million and net income of $2.7 million, or $0.33 per basic and diluted share, for the first six months of 2010. Gross profit for the first six months of 2011 was $10.9 million, or 33% of revenues, compared to $12.3 million, or 40% of revenues, for the first six months of 2010.

The increase in revenue for the first six months of 2011, compared to the same prior year period, was due primarily to a $3.0 million increase in sales of gaming chips to casinos in Macau and the $1.0 million in revenue in the second quarter of 2011 from the installation of RFID hardware and software solutions, offset by a decrease of $2.3 million in sales of furniture, accessories and layouts in the Americas, mainly due to the significant 2010 sales to casinos in Pennsylvania, Delaware, and West Virginia.

The Company ended the quarter with $27.1 million in cash, cash equivalents and marketable securities, following the payoff of its $7.0 million French line of credit at the end of the second quarter.

"Our results for the second quarter and the first half of the year were driven by higher revenues in Asia. We created a new subsidiary based in Macau to provide sales and service support in this region, as it currently represents the area of greatest expansion in gaming worldwide," commented Greg Gronau, President and CEO.  "Asian results were offset by declining activity in Europe and the Americas, which have been hard hit by the continuing economic downturn.  We have successfully expanded our RFID casino currency solutions through the delivery of RFID hardware and software products to Galaxy Macau.  As this business grows, it has the potential to provide recurring maintenance revenue, while providing substantially enhanced security for our customers' casino currency.  Lastly, we were recently selected to provide gaming chips and plaques for the new Sands Cotai Central Project in Macau.  This order totals nearly $3 million and is scheduled for delivery in 2012."

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table games and equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bud Jones®, and Bourgogne et Grasset®, GPIC provides casino currency such as chips, plaques and jetons; casino tables, furniture and accessories; table layouts; playing cards; precision dice;  roulette wheels; and gaming-related RFID technology and applications.  Headquartered in Las Vegas, Nevada, GPIC has additional locations in Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey; Gulfport, Mississippi; and Macau S.A.R., China.  For additional information, please visit www.gpigaming.com.

Safe Harbor Statement

This release contains “forward-looking statements” based on current expectations involving known and unknown risks and uncertainties, such as statements relating to anticipated future sales or the timing thereof; the long-term growth and prospects of our business or any jurisdiction; the duration or effects of unfavorable economic conditions which may reduce our product sales; and the long term potential of the RFID casino currency solutions market and the ability of GPIC to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. GPIC’s plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing and its ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, “Risk Factors” of the Company’s Annual Report on Form 10-K for the period ended December 31, 2010, all of which are difficult or impossible to predict accurately and many of which are beyond its control. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For more information please contact:

Gerald W. Koslow, Chief Financial Officer
+1.702.384.2425
jkoslow@gpigaming.com

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GAMING PARTNERS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
 (unaudited)
(in thousands, except share amounts)

	June 30,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$9,781	$11,400
Marketable securities	17,312	18,350
Accounts receivable, net	5,037	6,838
Inventories	8,905	7,160
Prepaid expenses	734	790
Deferred income tax asset	496	949
Other current assets	1,148	1,578
Total current assets	43,413	47,065
Property and equipment, net	12,646	11,926
Intangibles, net	723	782
Deferred income tax asset	1,512	1,108
Inventories, non-current	460	496
Other assets, net	435	430
Total assets	$59,189	$61,807

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Short-term debt	$16	$6,696
Accounts payable	2,452	3,216
Accrued liabilities	6,217	6,204
Customer deposits	4,634	3,919
Income taxes payable	221	273
Total current liabilities	13,540	20,308
Long-term debt	24	32
Deferred income tax liability	595	491
Other liabilities	45	41
Total liabilities	14,204	20,872
Stockholders' Equity:
Preferred stock, authorized 10,000,000 shares, $.01 par value, none issued or outstanding	-	-
Common stock, authorized 30,000,000 shares, $.01 par value, 8,199,016 issued and outstanding	82	82
Additional paid-in capital	19,298	19,196
Treasury stock, at cost; 8,061 shares	(196)	(196)
Retained earnings	22,906	20,269
Accumulated other comprehensive income	2,895	1,584
Total stockholders' equity	44,985	40,935
Total liabilities and stockholders' equity	$59,189	$61,807

GAMING PARTNERS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
Revenues	$14,791	$19,906	$32,612	$30,851
Cost of revenues	10,180	11,321	21,750	18,595
Gross profit	4,611	8,585	10,862	12,256

Marketing and sales	1,213	1,190	2,410	2,275
General and administrative	2,293	2,842	4,845	5,437
Operating income	1,105	4,553	3,607	4,544
Other income and (expense)	121	92	231	155
Income before income taxes	1,226	4,645	3,838	4,699
Income tax provision	318	1,979	1,201	1,996
Net income	$908	$2,666	$2,637	$2,703

Earnings per share:
Basic	$0.11	$0.33	$0.32	$0.33
Diluted	$0.11	$0.32	$0.32	$0.33

Weighted-average shares of common stock outstanding:
Basic	8,199	8,199	8,199	8,199
Diluted	8,225	8,207	8,223	8,205